Exhibit 4.2

WARRANT TO PURCHASE ORDINARY SHARES

NAAS Technology Inc.

Maximum Number of Warrant Shares issuable:	Issue Date: March 6, 2026

THIS WARRANT TO PURCHASE ORDINARY SHARES (this “Warrant”) certifies that, for value received,                   or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to 5:00 p.m. (New York City time) on March 5, 2031 (the “Termination Date”) but not thereafter, to subscribe for and purchase from NaaS Technology Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), up to                   Class A Ordinary Shares, with a nominal or par value of US$0.000001 per share, of the Company (the “Warrant Shares”), as subject to adjustment hereunder. The purchase price of one Warrant Share shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated March 6, 2026, among the Company and each purchaser signatory thereto.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within two (2) Trading Days, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Share purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per Warrant Share under this Warrant shall be US$0.0006875, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering or the prospectus contained therein is not available for the issuance or resale of the Warrant Shares to or by the Holder, then this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Fair Market Value of one Class A Ordinary Share;

(B) =	the Exercise Price, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of this Warrant. The Company agrees not to take any position contrary to this Section 2(c), except to the extent required by applicable law, rules, or regulations.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

“ADS Ratio” means the number of Class A Ordinary Shares represented by one American Depositary Share of the Company (“ADS”), as in effect from time to time in accordance with the Company’s deposit agreement with the Depositary.

“Fair Market Value” means the closing price of the Company’s ADS on the principal Trading Market on the Trading Day immediately preceding the date of exercise, divided by the ADS Ratio. If the ADSs are not then trading on a recognized market, Fair Market Value shall be determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrant Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Day” means any day on which the Trading Market is open for trading, including any day on which the Trading Market is open for trading for a period of time less than the customary time.

“Trading Market” means any of the following markets or exchanges: The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, The New York Stock Exchange, NYSE American, NYSE Arca, the OTC Bulletin Board (or any nationally recognized successor to any of the foregoing).

d) Mechanics of Exercise.

i Delivery of Warrant Shares Upon Exercise. Upon exercise of this Warrant, the Company shall issue the Warrant Shares and register such Warrant Shares in the name of the Holder or its designee in the Company’s register of members. The Company shall deliver to the Holder (or its designee) evidence of such registration, including an updated extract from the register of members showing the Holder’s ownership of the Warrant Shares, by the date that is the earlier of (i) five (5) Business Days after the delivery to the Company of the Notice of Exercise, or (ii) the number of Trading Days comprising the standard settlement period with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise (such earlier date, the “Warrant Share Delivery Date”), provided that the Company shall not be obligated to register or deliver evidence of the Warrant Shares hereunder unless the Company has received the aggregate Exercise Price (other than in the case of a cashless exercise) on or before the Warrant Share Delivery Date. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date the Warrant has been exercised, irrespective of the date of delivery of evidence of such Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by the Warrant Share Delivery Date.

ii Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii Rescission Rights. If the Company fails to deliver to the Holder evidence of the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv No Fractional Shares or Scrip. No fractional Warrant Shares shall be issued upon the exercise of this Warrant. As to any fraction of a Warrant Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round down to the next whole Warrant Share.

v Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

vi Closing of Books. The Company will not close its register of members in any manner that prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Class A Ordinary Shares or any other equity or equity equivalent securities payable in Class A Ordinary Shares (which, for avoidance of doubt, shall not include any Warrant Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Class A Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Class A Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Class A Ordinary Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Class A Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Class A Ordinary Shares outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged; provided, that any reduction in nominal value of Class A Ordinary Shares without any dividend or distribution shall not lead to any such adjustment. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a Class A Ordinary Share, as the case may be. For purposes of this Section 3, the number of Class A Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Ordinary Shares (excluding treasury shares, if any, and excluding Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company's stock incentive plans), issued and outstanding.

c) Notice to Holder.

i Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Class A Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Class A Ordinary Shares rights or warrants to subscribe for or purchase any equity securities of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Class A Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Class A Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall deliver or cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Ordinary Shares of record are to be entitled to such dividend, distributions, redemption, rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Ordinary Shares of record shall be entitled to exchange their Class A Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously furnish such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

iii Voluntary Adjustment by the Company. Subject to the rules and regulations of the Trading Market on which the ADSs representing the Class A Ordinary Shares are then listed, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and prior written consent by the Company, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney-in-fact and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within two (2) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney-in-fact. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting the rights of a Holder to receive Warrant Shares on a “cashless exercise”, in no event will the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

e) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not then registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

f) Notices. Any notice, request or other document required or permitted to be given or delivered hereunder shall be delivered in accordance with the notice provisions of the Purchase Agreement.

g) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or ADS or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

h) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by such Holder.

i) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder of this Warrant, on the other hand.

j) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

k) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

l) Currency. All dollar amounts referred to in this Warrant are in United States Dollars (“U.S. Dollars”). All amounts owing under this Warrant shall be paid in U.S. Dollars. All amounts denominated in other currencies shall be converted in the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Warrant, the U.S. Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

NAAS TECHNOLOGY INC.

By:
Name:	Yang Wang
Title:	Director

[SIGNATURE PAGE TO WARRANT OF NAAS TECHNOLOGY INC.]

EXHIBIT A

NOTICE OF EXERCISE

TO: NAAS TECHNOLOGY INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares (Class A Ordinary Shares) of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Share purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

________________________________________________________________________
Signature of Authorized Signatory of Investing Entity:

_________________________________________________
Name of Authorized Signatory:

___________________________________________________________________
Title of Authorized Signatory:

____________________________________________________________________
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase Warrant Shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address: